Exhibit 99.2

CONTACT: RehabCare Group, Inc.

Financial: Jay Shreiner, Senior Vice President,

Chief Financial Officer

Betty Cammarata, Director, Investor Relations

Press: David J. Totaro, Senior Vice President, Corporate Marketing and Communications

(314) 863-7422

REHABCARE GROUP PURCHASES REHABILITATION OPERATIONS OF

MIDLAND MEMORIAL HOSPITAL

ST. LOUIS, MO, July 7, 2006--RehabCare Group, Inc. (NYSE: RHB) announced today it has closed on its acquisition of the assets of Memorial Rehabilitation Hospital in Midland, TX. RehabCare acquired both the inpatient and outpatient rehabilitation service lines from Midland Memorial Hospital and has entered into a lease agreement with Midland for the hospital property.

Since 1988, Memorial Rehabilitation Hospital has been serving an area of west Texas and southeast New Mexico known as the Permian Basin. RehabCare has provided management and therapy services for the 38-bed freestanding inpatient rehabilitation hospital under contract with Midland since the facility first opened. The company also manages the hospital's outpatient and day treatment services. Memorial Rehabilitation Hospital, which will be renamed RehabCare Rehabilitation Hospital–Permian Basin, offers physical and cognitive rehabilitation services to patients suffering from stroke, brain injury, amputation and other disabling injuries and illnesses.

John H. Short, Ph.D., RehabCare President and Chief Executive Officer, said, "This acquisition advances our freestanding business line to five rehabilitation hospitals nationwide, three of which operate in the state of Texas. Owning and operating the hospital's services also enhances our ability to broaden our continuum of post-acute care for the growing population of the Permian Basin."

Dr. Short said equally exciting is the opportunity to add the more than 60 Midland staff members currently working at the hospital to the RehabCare family of employees. “These employees have created successful synergies with our RehabCare staff over the years, working together to build a first-class reputation in patient care among healthcare professionals and residents of the community.”

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Midland Memorial will continue to provide certain ancillary and operational support services to the rehab hospital under the agreement.

RehabCare Group, Inc., headquartered in St. Louis, MO, is a leading provider of physical therapy management services for hospital inpatient rehabilitation and skilled nursing units, outpatient programs and contract therapy services in conjunction with more than 1,400 hospitals and skilled nursing facilities in 42 states, the District of Columbia and Puerto Rico. RehabCare also owns and operates freestanding rehabilitation hospitals in Clear Lake, TX and Miami, FL and three long-term acute care hospitals. Early in 2006, it opened a new 24-bed freestanding rehabilitation hospital in Arlington, TX, and a 44-bed facility in Amarillo the company is developing in conjunction with Northwest Texas Healthcare System is slated to open in the fall of this year. With its recent acquisition of Symphony Health Services and its subsidiary RehabWorks, RehabCare currently owns and/or manages more than 250 rehabilitation locations across the state of Texas.

RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 indices. More information can be found on the World Wide Web at http://www.rehabcare.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, earnings and cost savings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of our

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MEMORIAL REHABILITATION HOSPITAL

unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

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